EX-1(A)9(a)

ADMINISTRATIVE SERVICES AGREEMENT

BY AND BETWEEN

VALLEY FORGE LIFE INSURANCE COMPANY

AND

PHL VARIABLE INSURANCE COMPANY

Dated

July 23, 2002

21347397v6

ADMINISTRATIVE SERVICES AGREEMENT

THIS  ADMINISTRATIVE SERVICES  AGREEMENT (this "Agreement") is made this 23rd day of July, 2002 by and between VALLEY FORGE LIFE INSURANCE COMPANY, a Pennsylvania insurance company (the "Company"), and PHL VARIABLE INSURANCE COMPANY, a Connecticut insurance company (the "Service Provider").

RECITALS:

WHEREAS, the Company and the Service Provider have entered into that certain Transfer Agreement, dated as of June 21, 2002 (the "Transfer Agreement"), which agreement calls for, among other things, the provision of administrative services described in this Agreement;

WHEREAS, the Company and the Service Provider are entering into the Coinsurance Agreement, pursuant to which the Company shall cede to the Service Provider, on a 100% coinsurance or modified coinsurance basis (as indicated therein), the Company's rights, liabilities, and obligations in respect of the variable life insurance products and variable annuity contracts identified in the Coinsurance Agreement (the "Reinsured Policies");

WHEREAS, in connection with the Coinsurance Agreement the parties hereto desire that the Service Provider perform all services required for complete support and administration of the Reinsured Policies on behalf of the Company in accordance with the terms and subject to the conditions of this Agreement; and

NOW, THEREFORE, in consideration of the transactions contemplated pursuant to the Transfer Agreement and the Coinsurance Agreement, and the mutual covenants and promises contained herein and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01           Definitions.  Unless otherwise defined herein, capitalized terms used herein shall have the meaning assigned to them in the Transfer Agreement.

ARTICLE II

TERM

2.01           Term.  This Agreement shall be effective as of the Effective Date, and shall remain in full force and effect until terminated in accordance with Article IX below.

ARTICLE III

SERVICES; STANDARDS; AUTHORITY

3.01           Company Services and Service Commencement Date.  During the period (the "Interim Service Period") from the Effective Date hereof to a date no later than February 22, 2003 (the "Service Commencement Date") the Company shall continue to provide all services required for complete support and administration of all Reinsured Policies, including without limitation the services set forth on Exhibit A hereto (the "Services").  In furtherance thereof, the Company will ensure that:  (i) existing support of the Reinsured Policies, both operational and information technology support, will remain in place until the Service Provider begins providing the services on the Service Commencement Date; and (ii) the Business Employees and such other knowledgeable Company personnel will be available to assist in the initial set up and transition of the Business to Service Provider. The Service Provider will provide 45 days notice of the particular actual Service Commencement Date, which shall be a date no later than seven months from the date of this Agreement.  Because the Company does not expect to retain any of the staff required for support and administration of all Reinsured Policies beyond seven months following the date of this Agreement, TIME IS OF THE ESSENCE with respect to Service Provider assuming full operational performance of the Services not later than seven months from the date of this Agreement.

3.02           Service Provider Services.  During the period from and after the Service Commencement Date, the Service Provider shall provide the Services to the Company.

3.03           Service Standards.

(a)           During the Interim Service Period, the Company shall provide the Services (i) in accordance with all Applicable Laws and insurance department requirements, (ii) in a manner consistent with prevailing industry standards, and (iii) as the parties may agree in writing from time to time.

(b)           Following the Service Commencement Date, the Service Provider shall perform the Services (i) at a level of accuracy and responsiveness not less favorable than the practices of the Service Provider in administering products comparable to the Reinsured Policies issued by it or serviced by it for other companies during the term of this Agreement, (ii) in accordance with all Applicable Laws and insurance department requirements, (iii) in a manner consistent with prevailing industry standards, and (iv) as the parties may agree in writing from time to time.

3.04           Authority.

(a)           Following the Service Commencement Date, the Service Provider shall perform the Services in the name and on behalf of the Company only as provided in this Agreement or as directed by the Company in writing. Except as specifically set forth in this Agreement or authorized by the Company in writing, the Service Provider shall not have authority to issue new insurance policies or annuity contracts in the name of the Company or enter into any agreements on the Company's behalf. None of the terms or provisions of this Agreement shall prohibit the Service Provider or any of its Affiliates from conducting business of whatever nature in their own names and on behalf of any person or entity other than the Company.  The Company shall take all actions necessary prior to the Service Commencement Date to ensure that the Service Provider has the authority to accept funds on behalf of the Company, to disburse funds from bank accounts on the Company's draft or check stock for the purpose of carrying out the Service Provider's responsibilities under this Agreement. The Company shall, upon the request of the Service Provider, take all actions necessary to execute amendments, in form and substance reasonably acceptable to the Company, to the Reinsured Policies prepared from time to time by the Service Provider to conform such policies to the extent required by any change in law or, for a period of five years from the Closing Date, to otherwise maintain or enhance the value of the Reinsured Policies.

(b)           Service Provider shall give written notice to policyholders of the identity of Service Provider and the relationship between Service Provider and the Company. The notice must be approved by the Company before distribution, which approval shall not be unreasonably withheld or delayed.  Following the Service Commencement Date, Service Provider shall adjudicate claims under the Reinsured Policies not later than the 60th day after the date on which valid proof of loss is received by Service Provider.

3.05           Agreements Regarding Use of the Company's Name.  Except as provided herein, the Service Provider shall not use the name, logo or other service or trade names, marks or domain names of the Company or its Affiliates, whether or not used in the Business (collectively, the "Company Names and Marks") in any way or manner not specifically authorized in writing by the Company. Subject to the foregoing general limitation, the Company and the Service Provider agree as follows:

(a)           The Company hereby grants to the Service Provider and the Service Provider hereby accepts a non-exclusive, non-transferable (other than as provided in subsection (f) in connection with the delegation of Services), worldwide royalty-free license to use the Company Names and Marks that are used in connection with the Business (the "Licensed Names and Marks") in connection with the Services rendered by the Service Provider under this Agreement, subject to the terms and conditions set forth in this Agreement.  The Parties agree that in the course of rendering the Services, the Service Provider may reasonably determine that there is a technical or administrative need to register domain names that include the Licensed Names and Marks, including in conjunction with other names or marks designated by the Service Provider.  The Service Provider shall obtain the Company's consent prior to registration of any domain names that include the Licensed Names and Marks, which consent shall not be unreasonably withheld. The Service Provider shall use the Licensed Names and Marks in such a way as not to confuse third parties but to put them on notice that the Service Provider is the provider and source of the Services.  No right is granted hereunder for the use of the Licensed Names and Marks (or any of the Company Names and Marks) in connection with any services other than the Services.  If the Company decides to discontinue any of the Licensed Names and Marks or create any new Licensed Names and Marks ("New Mark") it shall provide written notice to the Service Provider at least six months in advance so that the Service Provider can phase out the discontinued Licensed Name and Mark or phase in the New Mark in an orderly fashion.  Any New Mark shall, upon the Company's notice, be deemed a Licensed Name and Mark hereunder.

(b)           Without limiting the generality of the foregoing subsection (a), the Company hereby further grants, and the Service Provider hereby accepts a non-exclusive, non-transferable (other than as provided in subsection (f) in connection with the delegation of Services), worldwide royalty-free right and license to use the Licensed Names and Marks as part of any Uniform Resource Locators ("URLs") (excluding the domain name portion of such URLs other than as provided in subsection (a)) used in connection with the Services rendered by the Service Provider under this Agreement, subject to the terms and conditions set forth in this Agreement.

(c)           The Company shall have the right to control the form and manner in which the Licensed Names and Marks are used by the Service Provider upon or in connection with the Internet, advertisements, brochures, audio or visual presentations, or any other materials used in the performance of Service Provider's Services under this Agreement.  The Service Provider agrees to use the Licensed Names and Marks in accordance with such quality standards as may be set by the Company and communicated to the Service Provider from time to time or as may be agreed to by the Company and the Service Provider from time to time, provided, that the Company acknowledges that it is aware of the quality standards currently maintained by the Service Provider, and such quality standards are acceptable to the Company.  Upon the Company's request from time to time, the Service Provider shall provide to the Company representative samples of its uses of the Licensed Names and Marks.  In the event the Company notifies the Service Provider of its failure to maintain appropriate quality standards with respect to its uses of the Licensed Names and Marks, the Service Provider shall use reasonably diligent efforts to cure the cause of such failure. The Service Provider shall be deemed to have maintained such appropriate quality standards if: (i) the Company does not object to any such uses within 30 days of its actual receipt of representative samples of such uses; (ii) the quality of such uses is commensurate with the quality adhered to by Service Provider before the date hereof; or (iii) the quality of such uses is not materially different from uses previously approved by the Company.

(d)           The rights and license granted in this Section 3.05 shall continue in effect until such time as this Agreement is terminated pursuant to Article IX. Upon the Service Provider's receipt of notice of termination of this Agreement, the Service Provider shall discontinue all use of the Licensed Names and Marks in accordance with applicable Law (but in no event will such use extend beyond 60 days after termination) and shall not thereafter use any names or marks that are confusingly similar to the Licensed Names and Marks.  Following any such notice of termination, the Company and the Service Provider shall cooperate to take all action reasonably necessary to effect such discontinuance including, but not limited to, notifying policyholders, producers, suppliers, service providers, regulatory agencies, and other relevant Persons of the discontinuance. Upon termination, except as provided in this Section 3.05(d), all of Service Provider's rights to the Licensed Names and Marks shall revert to and continue to reside with and be owned exclusively by the Company.

(e)           The Company represents and warrants that it owns the Licensed Names and Marks and has the right to grant the rights and license granted herein. The rights and license granted herein will not conflict with the rights of any third party and the use of the Licensed Names and Marks in connection with the Services as licensed hereunder will not infringe or violate the rights of any third party.

(f)           None of the rights licensed to the Service Provider under this Section 3.05 may be assigned, sublicensed or otherwise transferred by the Service Provider (other than in connection with the delegation of Services to an Authorized Administrator in accordance with this Agreement), nor shall such rights inure to the benefit of any trustee in bankruptcy, receiver or successor of the Service Provider, whether by operation of law or otherwise without the prior written consent of the Company, and any assignment, sublicense or other transfer without such consent shall be null and void. The merger of the Service Provider or an Authorized Administrator with or into another entity shall not constitute an assignment hereunder.

(g)           Without limiting the right of the Company hereto to pursue all other legal and equitable rights available to it for violation of this Section 3.05 by the Service Provider or any of its Affiliates, the Service Provider acknowledges and agrees that other remedies cannot fully compensate the Company for such a violation by the Service Provider or such Affiliates and that the Company shall be entitled to injunctive relief or other equitable remedies to prevent the violation or continuing violation thereof.

ARTICLE IV

COMPENSATION

4.01           Service Provider.  The Service Provider shall provide the Services in consideration of the execution and delivery by the Company of the Transfer Agreement and the Coinsurance Agreement and the consummation of the transactions contemplated thereby, and the Service Provider shall neither impose on the Company nor otherwise be entitled to receive any additional or separate consideration for the provision of Services in accordance with this Agreement.

4.02           Company.  During the Interim Service Period, the Service Provider will compensate the Company for providing the Services by paying to the Company a monthly fee equal to: (a) for period from the Effective Date through and including October 22, 2002, $3.33 per policy, (b) for the period from October 23, 2002 through and including December 22, 2002, $10.00 per policy, and (c) for the period from December 23, 2002 through and including February 22, 2003, $15.00 per policy.  The preceding fee will be prorated for any partial month.

ARTICLE V

PERSONNEL, FACILITIES, AND COSTS

5.01           Personnel

(a)           During the Interim Service Period, the Company shall furnish all personnel necessary to provide the Services.

(b)           Following the Service Commencement Date, the Service Provider shall furnish all personnel necessary to provide the Services.

5.02           Facilities.

(a)           During the Interim Service Period, the Services shall be performed by the Company using furniture, fixtures, and equipment (including computer hardware) owned or leased by the Company.

(b)           Following the Service Commencement Date, the Services shall be performed by Service Provider using furniture, fixtures,  and equipment (including computer hardware) owned or leased by the Service Provider (collectively, the "Facilities"). All Facilities owned by Service Provider shall remain the property of Service Provider, and the Company acknowledges and agrees that it shall not have any right, title, or interest in or to the Facilities.

5.03           Systems.

(a)           During the Interim Service Period, the Company shall furnish all Systems (as hereinafter defined) that are necessary for the Company to provide the Services.

(b)           Following the Service Commencement Date, the Service Provider shall furnish all Systems (as hereinafter defined) that are necessary for the Service Provider to provide the Services.

(c)           As used in this Section 5.03, the term "Systems" shall mean all computer programs and programming aids (together with supporting documentation), including without limitation input and output formats, program listings, systems flow charts, narrative descriptions, operating instructions, and the tangible media upon which such programs are recorded.

5.04           Costs.

(a)           During the Interim Service Period, the Company shall pay all personnel and other costs and expenses to provide the Services (including without limitation all applicable filing and similar fees).

(b)           Following the Service Commencement Date, the Service Provider shall pay all personnel and other costs and expenses to provide the Services (including without limitation all applicable filing and similar fees).

5.05           Delegation.  Notwithstanding any other provision of this Agreement, the Service Provider may, at its option, delegate or subcontract any of its obligations under this Agreement (a) to an Affiliate without the consent of the Company, (b) to a nonaffiliated Person reasonably satisfactory to the Company with the prior consent of the Company, which consent shall not be unreasonably withheld or delayed, or (c) to Mynd Corporation f/k/a Financial Administrative Services, Inc. ("Mynd"), or other third party administrator Affiliate of Computer Services Corporation, the parent of Mynd, or assignees or successors in interest to Mynd in the event of a merger.  A third party administrator to which Service Provider is authorized to delegate or subcontract its obligations under this Agreement shall be hereinafter referred to as an "Authorized Administrator."  Each Authorized Administrator, as a condition precedent to acting under delegated or subcontracted authority under this Section 5.05, shall execute an undertaking in the form attached hereto as Exhibit B.  Further, notwithstanding any other provision of this Agreement, each Authorized Administrator may sub-delegate or subcontract a portion of its obligations under this Agreement (provided that the duties being assumed upon such partial sub-delegation do not require the sub-delegatee to be licensed as a third party administrator) to (a) an Affiliate without the consent of the Company or Service Provider; (b) to a non-affiliated Person reasonably satisfactory to the Company and Service Provider with the prior consent of Company and Service Provider, which consent shall not be unreasonably withheld or delayed; or (c) to the Persons set out on Exhibit C attached hereto (each such sub-delegatee shall be hereinafter referred to as an "Authorized Administrator Sub-delegatee"), provided that, in the case of each such partial sub-delegation, each Authorized Administrator shall enter into an agreement with the Authorized Administrator Sub-delegatee by which the Authorized Administrator Subdelegatee agrees to abide by the applicable confidentiality provisions of Article XI hereof.  Any delegation, sub-delegation or subcontract shall be effected in a manner that does not interrupt or impair the performance of the Services.  In any event, no delegation, sub-delegation or subcontract, whether or not consented to by the Company, will release the Service Provider from responsibility to the Company under this Agreement with respect to the performance of the Services.

ARTICLE VI

COMPLIANCE WITH APPLICABLE LAWS

6.01           Legal & Tax Compliance.  Notwithstanding the parties' obligations pursuant to sections 3.16 and 10.05 of the Transfer Agreement, each of the parties hereto agrees to comply with all Applicable Laws as they apply to the performance of such party's obligations under this Agreement.  Without limiting the generality of the foregoing, such compliance will include maintaining compliance of the Reinsured Policies with all requirements of the Internal Revenue Code as specified in Section 3.16 of the Transfer Agreement, provided that the Service Provider shall not be liable with respect to any failure to maintain compliance with the requirements of the Internal Revenue Code to the extent that (a) absent a change of law, such failure is attributable to the use of contract forms or of practices and procedures that were used by the Company prior to the Service Commencement Date or (b) such failure is attributable to the Service Provider's use of Tax information included in the Transferred Records (as defined in Section 12.01 below).

6.02           Licensing.

(a)           The Company hereby covenants to the Service Provider that as of the Closing Date, the Company will have all licenses, qualifications, and other authorizations necessary to provide the Services. During the Interim Service Period, the Company shall maintain in full force and effect all licenses, qualifications, and other authorizations necessary under Applicable Law to provide the Services.  The Company agrees to provide the Service Provider with copies of any such documents upon request.

(b)           The Service Provider hereby covenants to the Company that as of the Service Commencement Date, the Service Provider will have all licenses, qualifications, and other authorizations necessary to provide the Services to or on behalf of the Company.  Following the Service Commencement Date, the Service Provider shall maintain in full force and effect all licenses, qualifications, and other authorizations necessary under Applicable Law to provide the Services to or on behalf of the Company. The Service Provider agrees to provide the Company with copies of any such documents upon request.

6.03           Supervision.  The Service Provider acknowledges that the Board of Directors of the Company is vested with the power, authority and responsibility for managing the business and affairs of the Company, including administrative services. The Service Provider acknowledges that any and all actions or services, whether supervisory or ministerial, taken or provided pursuant to this Agreement by the Service Provider shall be subject to the continuous supervision of the Board of Directors of the Company and, to the extent designated by such Board of Directors, the appropriate designated officers of the Company.  Without limiting the generality of the foregoing, in the event that any denial of a claim under any Insurance Contract by the Service Provider appears reasonably likely to result in the taking of any action adverse to the Company by any regulatory authority, the Service Provider shall submit to the Company all information relevant to the denial of such claim and Service Provider and the Company shall thereafter cooperate in good faith and use their respective commercially reasonable efforts to determine whether such claim or any portion thereof should be paid or amount offered in settlement of such claim.  Service Provider shall indemnify, defend and hold the Company harmless against any losses asserted against, imposed upon or incurred by the Company as a result of the Service Provider's denial of a claim under an Insurance Contract, which denial was recommended by the Service Provider under this Section 6.03 and agreed to or acquiesced in by the Company under this Section 6.03.

ARTICLE VII

MAINTENANCE OF RECORDS

7.01           Maintenance.

(a)           During the Interim Service Period, the Company agrees to (a) maintain the Books and Records at its principal administrative office and (b) preserve the Books and Records for such period as may be required by Applicable Law, except to the extent transferred under the Transfer Agreement or the Coinsurance Agreement. The Company shall maintain such Books and Records as are not transferred under the Transfer Agreement or the Coinsurance Agreement (the "Retained Records") at the Company's expense and in accordance with prudent standards of insurance recordkeeping and all Applicable Law.

(b)           Following the Service Commencement Date, the Service Provider agrees to (a) maintain a true and complete set of books and records relating to all transactions under this Agreement (the "Service Provider Books and Records") at its principal administrative office or at the office of any Authorized Administrator and (b) preserve such Service Provider Books and Records for the term of this Agreement plus five years thereafter (or such longer period as may be required by Applicable Law).  The Service Provider shall maintain such Service Provider Books and Records and the Transferred Records (as defined in Section 12.01 below) at the Service Provider's expense and in accordance with prudent standards of insurance recordkeeping and all Applicable Laws.

7.02           Availability and Access.

(a)           Prior to the Service Commencement Date, the Books and Records shall be available (at their place of keeping) for inspection, examination, and audit by the Service Provider and its representatives (including any Authorized Administrator) at all reasonable times.  Prior to the Service Commencement Date, the Company shall provide to Service Provider and its representatives (including  any Authorized  Administrator), without cost to Service Provider, access, upon reasonable notice and during  normal business hours, to the Business  Employees and other employees of the Company  and its Affiliates who shall provide reasonable assistance to Service Provider and its representatives as to any matter with respect to the Books and Records, the transfer of the Books and Records to the Service  Provider, and the transition of the Services from the Company  to the Service  Provider.

(b)           Following  the Service Commencement Date, the Service Provider Books and Records shall be available (at their place of keeping) for inspection, examination, and audit by the Company and state and federal regulatory authorities  (in each case together with their respective representatives) at all reasonable times.  Following the Service Commencement Date, the Service Provider shall furnish to the Company (i) at the Service Provider's expense, copies of any Service Provider Books and Records relating to the transactions under this Agreement as may be reasonably required by the Company in connection with the preparation of the Company's financial statements, state and federal income and other Tax returns, and any other filings or reports required  to be filed with, or requested by, state or federal  regulatory authorities or any rating agencies and (ii) at the Company's expense, copies of any such Service Provider Books and Records for any other reason, provided, however, that Service Provider's obligations with respect to any such Service Provider Books and Records that are kept in machine readable format (including but not limited to data bases) in Service Provider's custody shall be limited to providing a machine readable file, current as of the date provided  in accordance with Service Provider's customary practices, prepared  for reading and manipulation using the application, operating system, machine language, data field format, and field content of the file in which such data resides as of the date requested (a file conversion process commonly referred to as a "flat file").

ARTICLE VIII

POWER OF ATTORNEY

8.01           General. Effective as of the Service Commencement Date, the Company grants to the Service Provider authority in all matters relating to risk management and administration of the Reinsured Policies to the extent such authority (a) may be granted pursuant to Applicable Law and (b) is reasonably necessary for the Service Provider to provide the Services hereunder (including, without limitation, to make filings required by Applicable Law).

8.02           Appointment.  In order to assist and to more fully evidence the authority described in Section 8.01, effective as of the Service Commencement Date, the Company hereby nominates, constitutes, and appoints the Service Provider as its attorney-in-fact with respect to the rights, duties, privileges, and obligations of the Company in, to and under the Reinsured Policies, with full power and authority to act in the name, place, and stead of the Company with respect to the Reinsured Policies, including, without limitation, the power, without reservation, to provide all services to all Reinsured Policies, to adjust, to defend, to settle, and to pay all claims and benefits, to administer the Separate Accounts hereunder, and to take such other and further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement and the Coinsurance Agreement, during the term of this Agreement and until its termination in accordance with Article IX below. The Company will, when and as requested by the Service Provider, execute and provide to Service Provider written Powers of Attorney (in form and substance reasonably acceptable to the Company) or other documents that are necessary or appropriate to carry out the objectives of this Article VIII.

ARTICLE IX

TERMINATION

9.01           Termination.  The Company may terminate this Agreement immediately, by delivery of written notice to the Service Provider, upon the occurrence of any of the following events:

(a)           The Service Provider, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, state or foreign law for the relief of debtors, including without limitation any state insolvency or rehabilitation statutes (collectively, "Bankruptcy Laws"):

(i)           commences a voluntary case or proceeding;

(ii)           consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii)           consents to the appointment of a custodian of it or for all or for a substantial part of its property;

(iv)           makes a general assignment for the benefit of its creditors; or

(v)           fails to contest any involuntary case or proceeding filed against it within the time period fixed by any applicable rules, and any extensions granted by the court where such involuntary case or proceeding is pending;

(b)           A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

(i)           is for relief against the Service Provider in an involuntary case or proceeding;

(ii)           appoints a custodian of the Service Provider or a custodian for all or for a substantial part of the property of the Service Provider; or

(iii)           orders the liquidation of the Service Provider;

(c)           Failure by the Service Provider to comply with any material provision of this Agreement, which failure has not been corrected within 60 days after written notice thereof is delivered to the Service Provider by the Company; or

(d)           Recapture of the Reinsured Policies by the Company pursuant to Section 9.01 of the Coinsurance Agreement.

9.02           Effect of Termination.

(a)           Upon termination of this Agreement, (i) no party hereto shall be relieved of any liability for any breach of any provision of this Agreement, (ii) any amounts owing hereunder by either party hereto to the other party hereto shall be immediately due and payable (pro-rated for any partial periods), and (iii) all rights and obligations hereunder will terminate except that the provisions of Articles VII, X, XI, XII, XIII, and XIV, and this Section 9.02, Section 15.02 and Section 15.03 shall survive the termination of this Agreement.

(b)           Following any termination of this Agreement, the Service Provider shall cooperate fully with the Company in effecting the prompt transfer of the Services, the bank accounts and lockboxes maintained by the Service Provider hereunder and all Service Provider Books and Records maintained by the Service Provider (or, where appropriate, copies thereof) to the Company or the Company's designee, so that the Company or its designee will be able to perform the Services without interruption following any such termination.  Cooperation of the Service Provider shall include the provision of its personnel and access to its systems for purposes of assisting in the conversion and transfer of data and information (in customary electronic format) to a replacement administrator.  In this regard, the Service Provider shall work with the replacement administrator to promptly formulate a transition plan, including assistance with respect to data format and data conversion, data interface and methods of transferring responsibility for the Services with as little interruption in service as possible.

(c)           Service Provider shall reimburse the Company for any out-of-pocket cost arising as a result of such termination, including, without limitation, (i) the cost of transitioning the Services to a substitute provider or the Company, and (ii) any fees paid to any such substitute provider and (iii) to the extent not duplicative of services provided by a substitute provider, costs incurred by the Company with respect to the Services after termination of this Agreement.

ARTICLE X

INDEMNIFICATION

10.01           Indemnification by the Company.  Subject to the provisions of Sections10.03 and 10.04 hereof, the Company shall indemnify and hold harmless the Service Provider and its directors, officers, employees, Affiliates and assigns from and against all claims, losses, liabilities, damages, deficiencies, costs or expenses, penalties and reasonable outside attorneys' fees and disbursements (collectively, "Losses," and individually a "Loss"), asserted against, imposed upon or incurred by them, directly or indirectly, by reason of or arising out of or in connection with any misrepresentation, breach of or failure to perform any representation, warranty, covenant, undertaking or agreement of VFL in this Agreement.

10.02           Indemnification by the Service Provider.  Subject to the provisions of Sections 10.03 and 10.04 hereof, the Service Provider shall indemnify and hold harmless the Company and its directors, officers, employees, Affiliates and assigns from and against all Losses asserted against, imposed upon or incurred by them, directly or indirectly, by reason of or arising out of or in connection with any misrepresentation, breach of or failure to perform any representation, warranty, covenant, undertaking or agreement of Service Provider in this Agreement.

10.03           Limitations on Indemnification.

(a)           If a person claiming indemnification under this Section (an "Indemnitee") against any person (an "Indemnifying Party") recovers from any third party (including insurers) all or any part of any amount paid to it by an Indemnifying Party pursuant to Section 10.01 or 10.02 hereof, such Indemnitee will promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery, including any Taxes and net of any Tax benefit resulting from such recovery and payment), but not in excess of any amount previously so paid by the Indemnifying Party.  If an Indemnitee recovers from any third party (including insurers) any amount as to which indemnification may be claimed pursuant to Section 10.01 or 10.02 hereof, such Indemnitee will have no right to claim indemnification for such amount from the Indemnifying Party.

(b)           The Indemnitee shall prosecute diligently and in good faith any claim for indemnification with any applicable third party (including insurers) prior to collecting any indemnification payment pursuant to Section 10.01 or 10.02 hereof.

10.04           Notice of Defense of Claims.  Promptly after receipt of notice of any claim for Damages for which an Indemnitee seeks indemnification under this Section, such Indemnitee shall give written notice thereof to the Indemnifying Party, but such notification shall not be a condition to indemnification hereunder except to the extent of actual prejudice to the Indemnifying Party.  The notice shall state the information then available regarding the amount and nature of such claim or Damages and shall specify the provision or provisions of this Agreement under which the right to indemnification is asserted.  If within 30 days after receiving such notice the Indemnifying Party gives written notice to the Indemnitee stating that it intends to defend against such claim or Damages at its own cost and expense, then defense of such matter, including selection of counsel (subject to the consent of the Indemnitee which consent shall not be unreasonably withheld), shall be by the Indemnifying Party and the Indemnitee shall make no payment in respect of such claim or Damages as long as the Indemnifying Party is conducting a good faith and diligent defense.  Notwithstanding the foregoing, the Indemnite shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnitee and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expenses of one separate counsel for the Indemnitee shall be paid by the Indemnifying Party.  If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnitee shall, at the expense of the Indemnifying Party, undertake the defense of such claim or Damages with counsel selected by the Indemnitee, and shall have the right to compromise or settle the same exercising reasonable business judgment with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  The Indemnitee shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.  Notwithstanding anything herein to the contrary, the Indemnifying Party shall have the right to settle all claims of third parties for which indemnification is payable hereunder without the consent of the Indemnitee so long as such settlement releases the Indemnitee from all liability for or in connection with such action and does not materially and adversely impair the ability of the Indemnitee to carry on its business and does not contain any admission of wrong doing on the part of the Indemnitee.

ARTICLE XI

CONFIDENTIALITY

11.01           Service Provider's Obligations.

(a)           Subject to Sections 5.03 and 5.11 of the Transfer Agreement, for a period of two years after the date hereof (or for such longer period as may be required by Applicable Law or the Company's privacy policy) the Service Provider shall refrain, and shall cause its officers, directors, employees, agents, auditors, counsel, affiliates, Authorized Administrators, Authorized Administrator Sub-delegatee and other representatives (collectively, "Representatives") to refrain, from directly or indirectly:

(i)           disclosing to any person or entity (other than the Service Provider's Representatives) the terms and conditions of this Agreement or any records, files, documents, data (including without limitation claims or loss data), or information concerning the Company or its affiliates that the Service Provider prepares, maintains, uses, or receives in connection with the transactions contemplated by this Agreement, unless (i) disclosure is compelled by any court or administrative agency or by other requirements of Applicable Law or (ii) such records, files, documents, data, or information can be shown to have been (x) generally available to the public other than as a result of a disclosure by the Service Provider or its Representatives or (y) available to the Service Provider on a non-confidential basis from a source other than the Company or the Company's Representatives, provided that such source is not known by the Service Provider to be bound by a confidentiality agreement with, or other obligation of secrecy of, the Company or another party; or

(ii)           using such records, files, documents, data or information for any purpose (including without limitation directly or indirectly competing with the Company or any affiliate thereof) except pursuant to this Agreement.

(b)           Notwithstanding the foregoing, from and after the Service Commencement Date, the Service Provider shall be entitled to use information concerning, derived from, or related to the Business for any lawful purpose in connection with the transaction of the Service Provider's business under the Coinsurance Agreement, provided that the Service Provider shall comply with all laws applicable to the use of such information (including, without limitation, Applicable Laws relating to the use of such information that would otherwise be applicable to the Company as the issuer of the Reinsured Policies).

11.02           Company's Obligations.  For a period of two years after the date hereof (or such longer period as may be required by Applicable Law or the Company's privacy policy), the Company shall refrain, and shall cause its Representatives to refrain, from directly or indirectly:

(a)           disclosing to any person or entity (other than the Company's Representatives) the terms and conditions of this Agreement or any records, files, documents, data (including without limitation claims or loss data), or information concerning the Service Provider or its affiliates that the Company prepares, maintains, uses, or receives in connection with the transactions contemplated by this Agreement, unless (i) disclosure is compelled by any court or administrative agency or by other applicable requirements of law or (ii) such records, files, documents, data, or information can be shown to have been (x) generally available to the public other than as a result of a disclosure by the Company or its Representatives or (y) available to the Company on a non-confidential basis from a source other than the Service Provider or the Service Provider's  Representatives, provided that such source is not known by the Company to be bound by a confidentiality agreement with, or other obligation of secrecy of, the Service Provider or another party; or

(b)           using such records, files, documents, data or information for any purpose (including without limitation directly or indirectly competing with the Service Provider or any affiliate thereof) except pursuant to this Agreement.

11.03           Obligations with Respect to Consumer Privacy Regulation.

(a)           Each of the Service Provider and the Company shall, and shall cause its respective Representatives to, keep confidential the nonpublic personal information of any individual policyholder of a Reinsured Policy in accordance with applicable consumer privacy laws and regulations subject to any applicable exceptions contained within such consumer privacy laws and regulations and related privacy policies of the Service Provider or the Company, as the case may be.

(b)           Each of the Service Provider and the Company agree to cooperate, and to cause its respective Representatives to cooperate, in providing information necessary to be included in any consumer privacy notice to an individual policyholder of a Reinsured Policy required under applicable consumer privacy laws and regulations.  Each of the Service Provider and the Company further agree to endeavor to deliver any such consumer privacy notices in accordance with applicable consumer privacy laws and regulations. The Company shall be responsible for provision to the Service Provider of a copy of applicable notices; the Service Provider will be responsible for mailing or other distribution or filing.  Notwithstanding the foregoing, if the Company elects to share the nonpublic personal information of its individual policyowners other than as required by Applicable Law in such a manner that the Company is obligated under Applicable Law either to obtain affirmative policyowner consent or to effect an opt-out and deemed consent procedure, then the Company will be responsible for mailing or otherwise administering such affirmative consent or opt-out procedures and the Service Provider will have no responsibility or liability therefor.

ARTICLE XII

TRANSFER OF RECORDS

12.01           Transfer.  Except as the parties may otherwise agree pursuant to Section 5.07 of the Transfer Agreement, on the Service Commencement Date, the Company shall forward to the Service Provider (at the Service Provider's expense) all Books and Records (the "Transferred Records").

12.02           Ownership's Access.  In accordance with the Transfer Agreement, all the Transferred Records shall be the property of the Company or the party on whose behalf the Company is maintaining such records, as applicable.  The Transferred Records shall be available (at their place of keeping) for inspection, examination, and audit by the Company (and its representatives) at all reasonable times. The Service Provider shall provide to the Company (a) at the Service Provider's expense, copies of the Transferred Records as may be reasonably required in connection with the preparation of the Company's financial statements, state and federal income and other Tax returns, and any other filings or reports required to be filed with, or requested by, state or federal regulatory authorities or any rating agencies and (b) at the Company's expense, copies of such Transferred Records for any other reason, provided, however, that Service Provider's obligations with respect to any such Transferred Records that are kept in machine readable format (including but not limited to data bases) in Service Provider's custody shall be limited to providing a machine readable file, current as of the date provided in accordance with Service Provider's customary practices, prepared for reading and manipulation using the application, operating system, machine language, data field format, and field content of the file in which such data resides as of the date requested (a file conversion process commonly referred to as a "flat file").

ARTICLE XIII

NOTIFICATION

13.01           Company's Obligations.  Following the Closing Date, the Company shall forward  promptly to the Service  Provider all notices and other written communications received  by or served  upon the Company relating to the Services or the Reinsured Policies, with respect to (a) inquiries or complaints from state insurance regulators, state and federal securities regulators (including without limitation  the NASD), and complaints from agents, brokers and insureds, (b) claims (excluding routine claims notices), and (c) suits and actions for which the Company receives service of process.  The Company shall be entitled to retain copies of all such materials. On and after the Service Commencement Date, the Company shall  promptly forward to the Service Provider all notices and written communications received by the Company that are needed by the Service Provider to the provide the Services under this Agreement.

13.02           Service Provider's Obligations.  From and after the Service Commencement Date, the Service Provider shall forward promptly to the Company copies of all notices and other written communications received by or served upon the Service Provider relating to the Services or the Reinsured Policies with respect to (a) inquiries or complaints from state insurance regulators, state and federal securities regulators (including without  limitation the NASD), and complaints from agents, brokers and insureds, (b) claims (excluding routine claim  notices), and (c) suits and actions for which the Service Provider receives service of process.

ARTICLE  XIV

ALTERNATIVE DISPUTE RESOLUTION

14.01           Arbitration.  Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in Section  15.01 of the Coinsurance Agreement, which shall be the sole and exclusive procedures for the resolution of any such disputes.

ARTICLE  XV

MISCELLANEOUS

15.01           Notice.  Any notice or other communication required or permitted hereunder shall be in writing  and shall be delivered personally, sent by facsimile transmission (and immediately after transmission confirmed by telephone) or sent by certified, registered  or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (and immediately after transmission confirmed by telephone) or, if mailed, on the date shown on the receipt therefor, as follows:

If to the Service Provider:                                                                   PHL Variable Insurance Company
One American Row
Hartford, CT  06115

Attn:  Robert Lautensack
Fax No.: (860) 403-7152

With a copy to:

PHL Variable Insurance Company
One American Row
Hartford, CT  06115

Attn:  General Counsel
Fax No.:  (860) 403-7203

If to the Company:                                                                               Valley Forge Life Insurance Company
CNA Plaza
333 South Wabash
Chicago, IL  60685

Attn: General Counsel
Fax No.: (312) 817-0511

With a copy to:

Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, NW
Washington, DC  20004

Attn: David A. Massey
Fax No.: (202) 637-3593

Any party may, by notice given in accordance with this Section 15.01 to the other parties, designate another address or Person for receipt of notices hereunder.

15.02           Expenses.  Except as may be otherwise expressly provided in this Agreement, each of the parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

15.03           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

15.04           Entire Agreement.  This Agreement (including the Exhibits hereto), together with Transfer Agreement and the Coinsurance Agreement, contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersede all prior agreements, written or oral, with respect thereto.

15.05           No Assignment; Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives, whether by merger, consolidation or otherwise.  This Agreement may not be assigned by any party without the prior written consent of the other party hereto. Notwithstanding the foregoing, Service Provider may assign its rights and obligations hereunder to Affiliates of the Service Provider without the Company's prior written consent, provided however, that no such assignment to an Affiliate of the Service Provider will release the Service Provider from responsibility to the Company under this Agreement with respect to the performance of the Services.

15.06           Amendment; Waiver.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all of the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

15.07           Relationship of Parties.  The Service Provider shall be deemed an independent contractor of the Company for all purposes hereunder.  This Agreement shall not be construed to create an employment, partnership, or joint venture relationship between the parties hereto.

15.08           Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or, if such court does not have jurisdiction, the Commonwealth Pennsylvania courts situated in the County of Berks, for purposes of enforcing this Agreement.   In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise, any claims that it is not subject to the jurisdiction of the above court, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 15.01 shall be deemed effective service of process on such party.

15.09           Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

15.10           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

15.11           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.  Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

15.12           No Third Party Beneficiary.  Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third·party beneficiary rights upon any other person, and no such rights shall be conferred upon any person or entity not a party to this Agreement.

15.13           Good Faith; Errors And Oversights.  Each party to this Agreement will act reasonably in all matters within the terms of this Agreement.  Clerical errors and oversights occasioned in good faith in carrying out this Agreement will not prejudice either party, and will be rectified promptly on an equitable basis.

15.14           Force Majeure.  Each party shall be excused from performance for any period and to the extent that the party is prevented from performing any of its responsibilities, in whole or in part, as a result of an act of God, war, civil disturbance, court order, labor dispute, or causes beyond that party's reasonable control including, but not limited to, failures or fluctuation in electric power, heat, light, air conditioning, or telecommunications equipment, and such nonperformance shall not constitute a default.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first set forth above.

                      VALLEY FORGE LIFE INSURANCE COMPANY

                      By:   /s/  LAWRENCE J. BOYSEN
                      Name:         Lawrence J. Boysen
                      Title:           Senior Vice President

                      PHL VARIABLE INSURANCE COMPANY

                      By:
                      Name:         Simon Y. Tan
                      Title:           President

21347394v8

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first set forth above.

                      VALLEY FORGE LIFE  INSURANCE COMPANY

                      By:
                      Name:         Lawrence J. Boysen
                      Title:           Senior Vice President

                      PHL VARIABLE INSURANCE COMPANY

                      By:   /s/  SIMON Y. TAN
                      Name:           Simon Y. Tan
                      Title:           President

21347394v8

EXHIBIT A

SERVICES

A-1
21347394v8

SERVICES

NOTE:
Prior to the Service Commencement Date, references to the Service Provider in all Items of this Exhibit A (other than Items 18 and 19) shall be deemed to apply to the Company.  In general, the Service Provider shall maintain a staff of competent and trained administrative personnel, supplies, systems and equipment to perform its duties and responsibilities under this Agreement. Further, services shall be performed in accordance with the time frames specified, including those noted in Schedule 1 hereto, and in cases where a time frame is not specified, in accordance with prevailing industry standards and Applicable Law.

1.
Premium Collection.  The Service Provider shall bill and collect all premiums due under the Reinsured Policies, return any unearned premiums or other premiums to be refunded, and reconcile amounts paid with returned billing statements or other remittance media. The Service Provider shall update the contract owner master records and all other records to reflect payments received.

2.
Premium Auditing.  The Service Provider shall audit premium payments with respect to the Reinsured Policies to ensure the accuracy and acceptability of such payments.  Such auditing includes all applicable guideline, TAMRA and Modified Endowment Contract ("MEC") testing, in accordance with Sections 7702 and 7702A of the Internal Revenue Code of 1986, as amended (the "Code") as well as review and testing of product specifications to ensure payments received may be accepted.  Life insurance premiums exceeding guideline premium limits under the Code will be timely refunded to policyholders, along with any required interest, as required by Section 7702(f)(l)(B) of the Code.  In the event of premium payments causing a contract to become a MEC, the policyholder will be notified and given the opportunity to receive a timely refund of any excess premium according to Section 7702A(e)(l)(B) of the Code.

3.
Records Maintenance.  The Service Provider shall maintain applications, policyholder, annuitant, participant, contract owner, premium, tax basis, and other necessary records, including all statements, confirmations and computer records, to determine the true and accurate status of the Reinsured Policies.  The Service Provider shall maintain and preserve records with respect to the Separate Accounts as required by Rules 3la-l and 31a-2 under the Investment Company Act of 1940, as amended, the Securities Exchange Act of 1934, as amended, and the rules promulgated by the National Association of Securities Dealers (the "NASD").   Upon request of the Company or any state or federal regulatory authorities, the Service Provider shall forward a complete copy of any record reasonably requested·to the requesting party promptly and in a format appropriate to the request. Historical claims information will be maintained for ten years beyond termination of a policy unless a longer period is required by Applicable Law or remains relevant to a pending or threatened legal action that is not time barred.

4.	Lapse of Coverage. The Service Provider shall inform policyholders of any lapse in coverage under the Reinsured Policies as well as grace period notices indicating a lapse may be forthcoming.

5.
Provision of Forms.  The Service Provider shall provide, at the Service Provider's own expense, forms and supplies necessary to the performance of the Service Provider's obligations under this Agreement including, without limitation, confirmation statements and issue-related forms, contracts, endorsements, and adoption agreements.

6.
Performance of Obligations.  The Service Provider shall perform all of the Company's obligations under (i) each participation agreement between the Company and any mutual fund organizations in which assets of the Separate Accounts are invested (the "Participation  Agreements'), (ii) the principal underwriting agreement between the Company and CNA Investor Services, Inc., the principal underwriter of the Reinsured Policies, and (iii) any replacement underwriting or other distribution agreement relating to payments of additional premium in accordance with the terms of the Reinsured Policies (it being understood that nothing in this Administrative Services Agreement or any agreement between the Company and the Purchaser shall permit the direct or indirect solicitation of discretionary premium payments by policyholders).  The Service Provider may, however, send add-on coupons and reminder IRA statement stuffers or footnotes or similar communications to policyholders. The Service Provider shall be responsible for all communications with mutual fund organizations, including but not limited to any negotiation of extensions or modification of the Participation Agreements; the Company shall not unreasonably withhold its consent to any such extensions or modifications negotiated and recommended by the Service Provider..

7.	Claims Administration. The Service Provider shall administer claims on the Reinsured Policies as appropriate, including the following:

(a)
Reviewing and paying all claims for benefits which the Service Provider's review determines to be qualified for payment in accordance with applicable Reinsured Policy provisions.  Any such payments shall be made within the time periods and in the manner prescribed by Applicable Law. Each payment made by the Service Provider with respect to claims subject to this Agreement shall, where appropriate, be made in full and final discharge of the obligations of the Company or the Service Provider under the applicable Reinsured Policy with respect to such payment;

(b)
Reviewing and (subject to Section 6.03 of this Agreement) compromising or denying, as is appropriate based on the guidelines of the Company in effect immediately prior to the Effective Date, all claims for benefits which the Service Provider's review determines to be qualified for such denial or compromise, in reliance on applicable Reinsured Policy provisions.  In the event of non-payment of claims on account of incomplete or insufficient data, the Service Provider shall acknowledge such fact to the claimant by the earlier of (i) ten (10) Business Days from date of receipt of the claim or (ii) the number of days provided by Applicable Law;

(c)	Communicating with claimants with respect to the submission, approval and payment, compromise or denial of claims made under the Reinsured Policies;

(d)	Maintaining such files and records as are necessary to enable the Company, at any time, to determine the true and accurate claim experience on the Reinsured Policies;

(e)	Conforming to the reasonable requirements set by the Company for monthly submission of claims reports;

(f)	Performing such other claim services as may be reasonably required in connection with the support and administration of the Reinsured Policies;

(g)
Preparing all Federal Tax reports and state tax reports required by Applicable Law, including without limitation 1099-R, 1099-INT, 1099MISC, W-2P, W-2 and 5498 for policyholders and beneficiaries as required, and distributing the same to policyholders and beneficiaries and appropriate authorities;

(h)	Responding to any requests from plan administrators or trustees for policy information affecting the plan or participants for qualified plans;

(i)	Responding to requests for calculations applicable to annuity payments as may be necessary for Tax calculations;

(j)	Responding to requests for partial claims, including but not limited to waiver of premium riders, nursing home provisions, and waiver of monthly deduction; and

(k)	Cooperation with Company efforts to facilitate fraud detection and investigation that may relate to both the Reinsured Policies and other business of the Company or its affiliates.

(l)	Administering payouts on annuity contracts, in the event of the death of the owner of the contract, in conformance with contract provisions and the applicable provisions of the Code.

8.           Litigation.

(a)
Subject in all respects to the provisions of the Transfer Agreement and the Coinsurance Agreement with respect to Extra Contractual Obligations, the Service Provider shall defend and prosecute in a manner consistent with all Applicable Law, at its sole cost and expense, all suits, actions and proceedings arising out of underwriting of the Reinsured Policies and claims for benefits thereunder.  The Company shall have the right, at its sole cost and expense, to participate in any suit, action or proceeding arising under the Reinsured Policies.  Notwithstanding any provision in this Agreement to the contrary, the Service Provider shall have final authority with respect to such defense and prosecution, including any settlement or compromise thereof without the consent of the Company, so long as all amounts for which the Company may be held liable are 100%  reinsured under the Coinsurance Agreement and any such settlement or compromise releases the Company from all liability for or in connection with such suit, action or proceeding and does not materially and adversely impair the ability of the Company to carry on its business and does not contain any admission of wrongdoing on the part of the Company.

(b)
As soon as practicable (and in all cases within five (5) Business Days) after receipt by the Service Provider of notice or threat of the commencement of any suit, action or proceeding naming the Company as a party, the Service Provider shall provide a copy of all documentation received in respect thereof (with, where appropriate, notation as to time and place of service and the identity of the person served) to the Company.  As soon as practicable (and in all cases within five (5) Business Days) after receipt by the Company of notice or threat of the commencement of any suit, action or proceeding naming the Service Provider as a party, the Company shall provide a copy of all documentation received in respect thereof (with, where appropriate, notation as to time and place of service and the identity of the person served) to the Service Provider.  The Company shall have the right, at its sole cost and expense, to examine all files and papers relating to all claims, suits, actions or proceedings arising under the Reinsured Policies, and the Service Provider shall cooperate in such examination and consultation.  The parties shall provide each other with a quarterly statement of litigation in progress.  The Service Provider shall not file any complaint or initiate any legal proceeding in the name of the Company without the written consent of the Company.

9.	Policyholder Services. The Service Provider shall provide general policyholder services to individuals under the Reinsured Policies, including, but not limited to, the following:

(a)	Responding to inquiries with respect to the scope and amounts of coverage or benefits provided under the Reinsured Policies;

(b)	Supplying claimants, policyholders, annuitants and insureds with appropriate instructions and forms for reporting claims and for submitting relevant information;

(c)
Issuing timely reports, statements, and confirmations as required by the Reinsured Policies and  Applicable Law and in accordance with the Company's practices in effect immediately prior to the Effective Date (subject to adjustment as required by Applicable Law);

(d)
Timely processing and recording of changes in the Reinsured Policies (such changes may include but are not limited to, (i) changes of ownership, beneficiary, amount of insurance, options under the Reinsured Policies, and (ii) changes in name, changes in address and changes in other data related to the policyholders and insureds under the Reinsured Policies), reissuances, and all financial transactions (e.g. transfer requests, from one subaccount to another), in all cases within time intervals necessary to meet SEC, NASD, and other legal and regulatory requirements;

(e)
Processing policy loans, surrenders and reinstatements as required by the Reinsured Policies and Applicable Law and in accordance with the Company's practices in effect immediately prior to the Effective Date (subject to adjustment as required by Applicable Law);

(f)
Complying with Company written guidelines, if any, in effect immediately prior to the Effective Date (subject to adjustment as required by Applicable Law) with respect to replacements and exchange requests;

(g)
Obtaining (on a daily basis) the net asset value and computing the accumulation unit value of each subaccount of the Separate Accounts that are funding options for the Reinsured Policies in accordance with the provisions of the Reinsured Policies, as well as with the prospectus and statement of additional information disclosure on any day when such calculation is required by the Investment Company Act of 1940, as amended, and the rules and regulations thereunder;

(h)
Calculating (on a daily basis) the mortality and expense charges, administrative charges, and (on a monthly basis) cost of insurance in accordance with the provisions of the Reinsured Policies, as well as with the prospectus and statement of additional information disclosure;

(i)
Transmitting orders for the purchase or redemption of shares to the subject fund manager or their authorized agents and paying and receiving funds in connection with such purchases or redemptions as required by any applicable agreement;

(j)	Providing all administrative services required in connection with any Ceded Reinsurance Agreements;

(k)	Preparing contract data pages and other inserts or additions to the Reinsured Policies and mailing such items to policyholders or agents, as appropriate;

(1)
Responding to all inquires received (whether by telephone, electronic transmission, facsimile, mail or otherwise) from agents, insureds, policyholders, beneficiaries and annuitants or their authorized agents or representatives in accordance with all of: Schedule 1, the Company's guidelines as of the Effective Date and Applicable law and industry standards (including adjustments incident to changes in law or industry standards); and

(m)
Maintaining a toll-free telephone number for inquiries by agents, policyholders and claimants or their authorized agents or representatives, with properly licensed staffing sufficient to handle inquiries on a prompt basis.

(n)	Determining amounts of death benefit and annuity payments (including the taxable portion of such payments) and promptly processing such payments.

(o)
Processing any required or permitted changes in non-guaranteed elements (e.g. costs of insurance for life policies and crediting rates on certain general account fund options) and satisfying all related notice or approval requirements in connection with such required or permitted changes.

10.
Agent Compensation.  The Service Provider shall, on behalf of the Company, pay the compensation due from the Company to the broker/dealers of record for the Reinsured Policies as determined pursuant to any written agreements under which any payments become due after the Service Commencement Date.  In connection therewith, the Service Provider shall also give effect to any debit balances and/or overpayment that are recoverable or deductible from current or future commission payments.  The Service Provider shall assure compliance with all reasonable commission accounting or other standards.

11.
Accounting and Reporting Services.  With respect to the Reinsured Policies, the Service Provider shall perform all accounting and reporting of direct and ceded premiums, claims and other policyholder disbursements, reserves, policy loans, commissions, and premium Tax payments and accruals. Such services shall include all accounting and reporting necessary to provide the Company with all required statutory, regulatory, and GAAP data needed for financial statements and filings and state and federal income and premium Tax reporting and filings. Without limiting the generality of the foregoing, the Service Provider shall provide the following reports to the Company in a format mutually agreed upon between the Company, and the Service Provider:

(a)	Monthly, within the time period after the end of each month indicated below, the Service Provider shall furnish the Company with:

(i)           General Trial Balance with all monthly cash activity - within six (6) Business Days

(ii)           Non-ledger transactions - by the sixth (6th) Business Day

(iii)           Actuarial reporting

1)           By the sixth (6th) Business Day, In-force file

2)
By the eighth (8th) Business Day, estimated SAP and GAAP reserves. SAP reserves will be calculated in accordance with the definition of Statutory Reserves as defined in the Coinsurance Agreement GAAP reserves will be calculated consistent with the reserving factors and methods to be provided to the Service Provider by the Company and otherwise in accordance with standard actuarial practices and guidelines, with final report to be furnished by the tenth (10th) Business Day

3)	By the eighth (8th) Business Day, estimated Policy Exhibit, with final report to be furnished by the tenth (10th) Business Day

(iv)           Policy Loan activity report - by the sixth (6th) Business Day

(b)
Quarterly, within the time period after the end of each quarter, the Service Provider shall, in addition to the normal monthly reporting (which shall also reflect FAS 97 GAAP reporting including reserves and reserve components), furnish the Company with:

(i)	By the eighth (8th) Business Day, estimated Reserve, Premium, and In Force report, with itemization of paid amounts, with final report to be furnished by the tenth (10th) Business Day.

(ii)	By the eighth (8th) Business Day, estimated FAS 97 GAAP reporting (including GMDB, IBNR and pending claims), with final report to be furnished by the tenth (10th) Business Day.

         (iii) Schedule T information -- within six (6) Business Days

(c)	Annually, within the time period indicated below, the Service Provider shall in addition to the normal monthly and quarterly reporting furnish the Company with the following:

(i)
Information necessary to complete the Annual Statement and state required quarterly and supplemental filings, including the following -- within twenty-five (25) Business Days following the last day of the applicable reporting period:

1)           Schedule S

2)           Schedule T

3)           Exhibit of Life Insurance

4)           Exhibits 1, 8, 9, 10 and 11

5)           Analysis of Increase in Reserves

6)           Schedule F (Resisted claims), if any

7)           Applicable note information

8)           Tax reserves as described in Section 13(d)

(d)	The Service Provider shall segregate data in the reports in Sections 11 a., b. and c. of this Exhibit by product lines to the extent required for statutory filings applicable to the Company.

With respect to premium Taxes, the Service Provider's reporting shall be broken out on a state-by-state basis and shall also be broken out between life insurance policies and annuities.  Service Provider shall break out such information into such other categories as the Company may reasonably request. In addition, monthly reporting in forms mutually acceptable to the parties shall be provided by Service Provider with respect to paid and pending claims, compliance within the timeframe standards set forth in this Agreement, and agent debit balances.

12.
Agent Licensing.  The Company shall process all agent appointments and renewals for agents receiving compensation for the Reinsured Policies and provide periodic updates of agent appointment information on said agents to Service Provider. Service Provider shall periodically reimburse the Company for actual cost of agent renewal and appointment fees paid to states for said agents. Reimbursement shall commence on the date this Agreement is signed.

13.           Actuarial Services.  The Service Provider shall provide the Company with the following actuarial services:

(a)	Experience analysis (loss ratios, persistency, mortality, and special studies), if any, required by Applicable Law (including legally required reporting);

(b)
Calculation of all actuarial reserves and liabilities and other actuarial items necessary to prepare SAP and GAAP financial statements and supporting exhibits and Tax filings and schedules, with both: (i) segregation of policy activity into general ledger accounts to track the necessary premium, claim, commissions, policy benefits, etc. by product line as defined by the applicable statutory annual statements, and (ii) certifications of policyholder in force data and reserves as required for valuation purposes;

(c)           Determination of rate changes;

(d)	Calculation of Tax reserves under CARVM or CRVM, as applicable, meeting the requirements of Section 807(d) of the Code;

(e)	Preparation of all information and/or certifications necessary for actuarial opinions, memoranda and/or certifications for annual and quarterly statements;

(f)           Maintenance of product files on system;

(g)	Ongoing support, as necessary, to compliance function;

(h)	Providing responses to state regulators as required;

(i)           Providing miscellaneous support to policyholder service; and

(j)
Providing the information and/or certifications necessary for the formal actuarial opinions and related reports required by the NAIC Annual Statement blank and other state requirements, the Securities and Exchange Commission (the "SEC"), the NASD, any other regulatory authorities, and external auditors.

14.	Compliance Services. The Service Provider shall provide the Company with the following compliance services:

(a)           Federal and state regulatory review and compliance;

(b)
Subject to any restrictions set forth in the Agreement, the development and filing of policy forms, riders, endorsements, and disclosure statements as may be required from time to time by Applicable Law;

(c)           Filing of rate changes, as required;

(d)
Preparation and submission of (and provision of financial data required for) all reports required by the SEC (including without limitation forms N SAR, 485(b) registration statement updates, fund and registered separate account annual reports and 24f-2 Notices), the NASD (including, without limitation, compilation of information, if any, related to the Reinsured Policies that would be reflected in any  quarterly FOCUS II/IIA reports, annual FOCUS schedule 1 or Customer Complaints Rule 3070 Report), and the states (in each case only after review and approval thereof by the Company), with all of the foregoing to be accomplished within such time periods as are necessary to comply with Applicable Law after giving allowance, in the cases of information relevant to reports of filings of the Company that are not specific to the Reinsured Policies, for time periods reasonably specified by the Company to permit integration of the subject information related to the Reinsured Policies;

(e)           Review and approval of customer communications by appropriately licensed personnel;

(f)	Coordination of special mailings including, among other things, the periodic mailing of privacy notices to owners, insureds/annuitants and agents;

(g)	Handling any written communication primarily expressing a grievance against the Company or the Service Provider with respect to the Reinsured Policies, as follows:

(i)
The Service Provider shall advise the Company of any customer complaint threatening the commencement of legal action or regulatory action or of any inquiry or complaint received from or forwarded by a state insurance department or other government agency, better business bureau or an attorney representing any customer within 24 hours of receipt, if possible, but in no instance later than five (5) Business Days after receipt thereof, and shall, if requested by the Company, provide the Company with copies of all pertinent files and correspondence relating thereto;

(ii)
The Service Provider shall be responsible for the investigation and preparation of responses to all customer complaints and regulatory inquiries or complaints, provided that no response (other than acknowledging receipt of the complaint) to a customer complaint threatening the commencement of legal action or regulatory action or an inquiry or complaint received from or forwarded by a state insurance department or other government agency, better business bureau or any attorney representing any customer shall be sent to said customer, government agency, better business bureau or attorney if the Company promptly notifies the Service Provider that the Company intends to respond to such complaint;

(iii)
Subject to the foregoing, all customer complaints shall be handled in accordance with Applicable Law (including without limitation NASD requirements and any response time requirements applicable thereto; the Service Provider shall use all commercially reasonable efforts to resolve or acknowledge such customer complaint by the fifth (5th) Business Day after receipt thereof (with respect to customer complaints from state insurance departments, other regulatory agencies, or attorneys threatening legal or regulatory action) or by the tenth (10th) Business Day after receipt thereof (with respect to customer complaints from consumers or others); and a record of all customer complaints shall be maintained in a log showing the date received, the nature of the complaint, the action taken (if any) and the date of the response;

(h)
Drafting and filing registration statements and other SEC related documents, where required, and performing services necessary to meet SEC requirements and distributing all required prospectuses, posteffective amendments or supplements to the registration statements of the Separate Accounts or of any underlying funds as well as annual and semiannual reports;

(i)
Making all filings and obtaining all regulatory approvals required with regard to advertising of the Reinsured Policies, including without limitation all filings and approvals required by Applicable Laws and NASD requirements (except to the extent that such services are performed by other entities pursuant to written agreements with the Company);

(j)	Providing regulatory supervision and compliance, to the extent the Service Provider is legally permitted, as to all servicing functions contemplated by this Agreement;

(k)
Ensuring SEC and NASD compliance for variable contracts, prospectuses, and registration statements including the submission of any required information, conducting annual compliance audits, quarterly complaint reporting, registering and terminating representatives and monitoring continuing education requirements with respect to Service Provider employees or representatives of any third party administrator retained by the Service Provider;

(l)
Monitoring statutes and regulations of the insurance departments in the various states in which the policyholders or the Reinsured Policies are located to ensure compliance therewith and to ensure that any actions or communications required by such regulations or statutes are properly made;

(m)
Monitoring the federal securities statutes and the rules, regulations, orders, and interpretations thereunder and the securities statutes and rules, regulations, orders, and interpretations thereunder of the various states in which policyholders are located to ensure compliance therewith and to ensure that any actions or communications  required thereby are properly made;

(n)
Conducting all underwriting (whether related to reinstatements or increases in coverage that may be required under the terms of a Reinsured Policy) in accordance with Applicable Law, including any and all restrictions upon discrimination;

(o)	Compliance with OFAC and money "laundering" restrictions, including but not limited to those adopted under the U.S. Patriot Act; and

(p)
Providing such services as the Company may require under its direction in connection with responding to inquiries from the SEC, NASD, NAIC or the insurance or securities departments of the various states in which the policyholders are located.

15.
Data Processing.  The Service Provider shall provide all data processing services, software, staffing and facilities necessary to provide the Services including but not limited to, enhancement support for regulatory changes, break/fix support for software and hardware, business continuity, a secure environment, backups of data and disaster recovery.

16.
General Services and Oversight.  The Service Provider shall provide appropriate management oversight of the financial performance and monitor significant activities relating to the Reinsured Policies, providing appropriate data to the Company in an agreed-upon format, including the following:

(a)
Making all records relating to the Reinsured Policies available to the Company for audit in a format appropriate to the request, upon reasonable notice and during the regular business hours of the Service Provider (including, but not limited to, federal Tax documentation, policyholder records, in-force listings, premium records, claim forms, itemized billings, eligibility documentation, and agent records and files).

(b)	Performing such other administrative services as may be reasonably required in connection with the support and administration of the Reinsured Policies.

(c)
The Service Provider will, as promptly as possible, but no later than December 31, 2002, amend the Reinsured Policies so that all of the Reinsured Policies conform to all of the applicable provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 and will obtain all required regulatory approvals to give effect to such amendments.

17.           Proxy Processing.

(a)	The Service Provider shall receive record date information and proxy solicitation from underlying investment vehicle(s).

(b)           The Service Provider shall prepare proxy ballots.

(c)           The Service Provider shall mail solicitation and resolicitations, if necessary.

(d)           The Service Provider shall maintain all proxy registers and other required proxy material.

18.           Initial Set-Up/Transition.

Prior to the Service Commencement Date, the Service Provider will establish its systems functions and processing and educate its personnel so that, on the Service Commencement Date, the performance of the Services may proceed on fully operational basis.  The Company shall offer commercially reasonable best effort access to and cooperation with personnel of the Service Provider and its Authorized Administrator, including systems, business, actuarial and financial personnel, with respect to this initial set-up and transition. The conversion of paper files and terminated policy records into electronic format, initially or at a later date, may be part of the transition and set-up process.  Arrangements for the transfer or forwarding to the Service Provider of telephone calls to the Company from policyholders, claimants, agents and service providers will be implemented, with assignment of phone numbers or utilization of call forwarding so as to expedite the transition of telephone calls to the Service Provider.

The Company will provide data extract(s) as provided in Section 5.07(c) of the Transfer Agreement to the Service Provider and its Authorized Administrator in machine-readable form in the Service Provider's pre-determined record format heretofore provided to the Company. If the Service Provider and the Authorized Administrator identify a need for data files in addition to those listed on Schedule 5.07(c) of the Transfer Agreement, the parties agree to work together to determine the appropriate record format for such data files.  The Company understands that multiple data extract re-runs will be required during the Interim Service Period to refresh data and test the data conversion for the transition process.  A final data extract(s) as of the close of business on the last Business Day of the Interim Service Period will be provided by 2:00 a.m. or earlier on the immediately succeeding day.  The Company will provide support in assisting the Service Provider and its Authorized Administrator in resolving data extract(s) and product issues during the Interim Service Period.

19.           Unregistered Separate Account Investments.

(a)
The Service Provider shall monitor and review the assets in the Unregistered Separate Accounts and shall recommend (i) their retention or sale and replacement with other investment assets, or (ii) the acquisition of additional investment assets, provided that each new investment is consistent with Applicable Law and the Reinsured Policies.

(b)
The Company and the Service Provider agree to establish procedures by which (i) the Service Provider makes recommendations to sell, replace or acquire investment assets in the Unregistered Separate Accounts, (ii) the Company accepts or rejects the Service Provider's recommendations (acceptance of the Service Provider recommendation by the Company shall not be unreasonably withheld or delayed), and (iii) if the Service Provider recommendation is accepted by the Company, the recommendation shall be implemented with minimum delay and involvement of Company personnel.

(c)
Notwithstanding paragraphs (a) and (b) of this Item 19, the Service Provider shall have the right, at any time, to propose an investment policy that would establish the parameters for authorized sales, replacement or acquisition of investment assets in the Unregistered Separate Accounts and such investment policy shall be submitted by the Service Provider to the Company for approval, which approval shall not be unreasonably withheld or delayed.  Once the investment policy has been approved by the Company, all Service Provider recommendations to sell, replace or acquire investment assets in the Unregistered Separate Accounts that are in compliance with the investment policy shall be implemented with minimum delay and involvement of Company personnel.

20.
Web site.  On and after the Service Commencement Date, Service Provider may maintain a web site that gives policyholders of Reinsured Policies and their respective authorized agents full access to Policy data including daily account values and unit values as well as allows sub-account transfers and premium allocation changes.  Such web site shall be designed, implemented and maintained in accordance with standards of the insurance industry for customer information access and on-line customer transactions, with such standards including firewalls and other protections assuring:  (a) the security of the web site and of individual policyholder information and transactions, and (b) the privacy of and limited access to, the policyholder's account and account related information (or other personal or personally identifying information). Suitable protections will include, but not be limited to, encryption and appropriate password requirements that, among other things, prevent unauthorized transactions or investment selections. Information obtained or derived from the operation of any and all portions of the web site relating to the Reinsured Policies shall not be used for any purpose other than performance of the Services under the Administrative Services Agreement. Further, the design, implementation and operation of the web site shall be conducted in accordance with Applicable Law and the requirements and applicable standards set forth in the Administrative Services Agreement.

21347397v6

SCHEDULE 1

CERTAIN PERFORMANCE STANDARDS

Task	Performance Standard
Sending out requested forms	Postmarked and sent out within two (2) Business Days of receipt of request
Sending out Policyholder Annual Reports	Within fifteen (15) Business Days of the end of each policy year
Answering policyholder phone inquiries	One (l) Business Day of receipt of request
Average time to process non-financial changes such as address, beneficiary, and payment mode	Five (5) Business Days from receipt of request
Average time to process financial changes such as transfers among closing subaccounts, partial withdrawals and automatic rebalancing	Same Business Day of receipt of request in good order (or next Business Day if received after 4:00p.m. E.T.)
Average time to process uncontested claims after receipt of all paperwork	Two (2) Business Days
Average time incoming calls are on hold	No more than ninety (90) seconds

21347397v6

EXHIBIT B

FORM OF UNDERTAKING FOR AUTHORIZED ADMINISTRATORS

The undersigned acknowledges that it is being engaged by PHL Variable Insurance Company ("PHL") to perform certain administrative services (the "Services"), which Services are a portion of the administrative services PHL is obligated to provide under that certain Administrative Services Agreement to be executed (the "Prime Agreement") between PHL and Valley Forge Life Insurance Company (the "Company") upon the closing of the Transfer Agreement dated June __, 2002 between PHL and Company.  The undersigned will constitute the "Authorized Administrator" within the meaning of the Prime Agreement.  In connection therewith, the undersigned represents and warrants to the Company that the undersigned has or prior to the Service Commencement Date will have all licenses in all applicable jurisdictions necessary to perform the Services and will maintain in full force and effect all such licenses necessary to perform the Services.  For purposes of this Undertaking, "Service Commencement Date" shall mean the date the undersigned commences the Customer Services after completion of the data conversion.

Further, the undersigned specifically acknowledges, accepts and agrees to the confidentiality obligations set forth in Exhibit 1 to this Undertaking.

The undersigned shall not assign or delegate its duties as the Authorized Administrator except as hereinafter provided.  PHL has agreed, and the Company has consented that the undersigned may assign, whether by operation of law or otherwise, all or a portion of its obligations as Authorized Administrator to any other third party administrator affiliate of the undersigned.  The undersigned may also sub-delegate or subcontract a portion of its obligations as Authorized Administrator (provided that the duties being assumed upon such partial sub-delegation  do not require the sub-delegatee to be licensed as a third party administrator) to (a) an affiliate without the consent of the Company or PHL; (b) to a non-affiliated person reasonably satisfactory to the Company and PHL with the prior consent of Company and PHL, which consent shall not be unreasonably withheld or delayed; or (c) to the persons set out on Exhibit 2 attached hereto (each such subdelegatee shall be hereinafter referred to as an "Authorized Administrator Subdelegatee"), provided that in the case of each such partial sub-delegation, the undersigned shall have entered into an agreement with the Authorized Administrator Sub-delegatee by which the Authorized Administrator Sub-delegatee agrees to hold Confidential Information confidential consistent with the provisions of this Undertaking.

The undersigned also agrees that, in the event that it does not receive compensation due to it pursuant to written contractual arrangements between the undersigned and PHL with respect to the performance of the Services, the undersigned shall have no claim against or recourse whatsoever against the Company therefor.  In the event, however, that the undersigned wishes, in accordance with the written terms of its written contractual arrangements with PHL, to discontinue its performance of the Services based upon PHL's alleged or actual breach, violation, default or failure to perform any of PHL's payment or other obligations to the undersigned with respect to the Services, the undersigned will give at least 30 days written  notice to the Company of such proposed termination and the basis therefor.  Such notice shall be provided to the Company as follows:

Valley Forge Life Insurance Company
CNA Plaza
333 South Wabash
Chicago, IL 60685
Attn:  General Counsel
Fax No.: (312) 817-0511

The Company may, by notice to the undersigned, designate another address or Person for receipt of such notices.  In the event that the Company  satisfies the subject alleged or actual obligation of PHL to the undersigned, the undersigned  shall continue to perform Services as the Authorized Administrator (with the Company becoming entitled to reimbursement from PHL, without prejudice to the underlying dispute between PHL and the undersigned and regardless of the merits thereof, for the payment and other costs incurred by the Company in order to assure the undersigned's continuation of its performance of the Services).

Dated:                                           , 2002                                                      [Execution by Authorized Administrator]

21347394v8

Exhibit 1

1.           Confidentiality

The undersigned shall refrain, and shall cause its officers, directors, employees, agents, auditors, counsel, affiliates, Authorized Administrator Sub-delegatees and other representatives (collectively, "Representatives") to refrain, from directly or indirectly:

(i)
disclosing to any person or entity (other than the undersigned's Representatives) the terms and conditions of the Prime Agreement or any records, files, documents, data (including without limitation claims or loss data), or information concerning the Company or its affiliates that the undersigned prepares, maintains, uses, or receives in connection with its performance of the Services ("Confidential Information"), unless disclosure is compelled by any court or administrative agency or by other requirements of Applicable Law; or

(ii)	using such Confidential Information (including without limitation directly or indirectly competing with the Company or any affiliate thereof) except to perform the Services.

The foregoing notwithstanding, Confidential Information shall not include records, files, documents, data, or information which can be shown to have been: (u) generally available to the public other than as a result of a disclosure by the undersigned or its Representatives; (v) available to the undersigned or its Representatives on a non-confidential basis from a source other than the Company or the Company's Representatives, provided that such source is not known by the undersigned or the Representatives to be bound by a confidentiality agreement with, or other obligation of secrecy of, the Company or another party; or (w) independently developed by the undersigned and/or the undersigned's Representatives without reference to or use of the Confidential Information. In addition, Confidential Information shall not include: (x) the undersigned, its affiliates or any third party vendors' software including, but not limited to, such software's documentation, specifications, source or object codes, and any associated changes, updates, modifications, customizations, enhancements, new releases or new versions or any other materials in connection therewith; (y) any insurance data processing techniques, concepts, methods, ideas and know-how; or (z) general skills, understanding and know-how obtained from providing the Services.

2.             Obligations with Respect to Consumer Privacy Regulation

The undersigned shall, and shall cause its Representatives to:

(i)
keep confidential the nonpublic personal information of any individual policyholder of a policy that is administered under the Prime Agreement (the "Policy") in accordance with applicable consumer privacy laws and regulations subject to any applicable exceptions contained within such consumer privacy laws and regulations; and

(ii)	use and disclose the nonpublic personal information of any individual policyholder of a Policy only to carry out the Services.

21347394v8

EXHIBIT C

AUTHORZED ADMINISTRATOR SUB-DELEGATEES

Diagenix - For purposes of testing the IVR installation

Barton & Bolton - For purposes of converting Unit Value History

Iron Mountain Data Services - For storage of off site Data

Sunguard Systems - For testing of Disaster recovery Procedures

Vertex Inc - Vertex employees and contractors may be used as IT consultants during the term of the Agreement

21347394v8

UNDERTAKING

The undersigned acknowledges that it is being engaged by PHL Variable Insurance Company ("PHL") to perform certain administrative services (the "Services"), which Services are a portion of the administrative services PHL is obligated to provide under that certain Administrative Services Agreement to be executed (the "Prime Agreement") between PHL and Valley Forge Life Insurance Company (the "Company") upon the closing of the Transfer Agreement dated June ___, 2002 between PHL and Company. The undersigned will constitute the "Authorized Administrator" within the meaning of the Prime Agreement. In connection therewith, the undersigned represents and warrants to the Company that the undersigned has or prior to the Service Commencement Date will have all licenses in all applicable jurisdictions necessary to perform the Services and will maintain in full force and effect all such licenses necessary to perform the Services. For purposes of this Undertaking, "Service Commencement Date" shall mean the date the undersigned commences the Customer Services after completion of the data conversion.

Further, the undersigned specifically acknowledges, accepts and agrees to the confidentiality obligations set forth in Exhibit 1 to this Undertaking.

The undersigned shall not assign or delegate its duties as the Authorized Administrator except as hereinafter provided.  PHL has agreed, and the Company has consented that the undersigned may assign, whether by operation of law or otherwise, all or a portion of its obligations as Authorized Administrator to any other third party administrator affiliate of the undersigned. The undersigned may also sub-delegate or subcontract a portion of its obligations as Authorized Administrator (provided that the duties being assumed upon such partial sub-delegation do not require the subdelegatee to be licensed as a third party administrator) to (a) an affiliate without the consent of the Company or PHI; (b) to a non-affiliated person reasonably satisfactory to the Company and PHL with the prior consent of Company and PHL, which consent shall not be unreasonably withheld or delayed; or (c) to the persons set out on Exhibit 2 attached hereto (each such sub-delegatee shall be hereinafter referred to as an "Authorized Administrator Sub-delegatee"), provided that in the case of each such partial sub-delegation, the undersigned shall have entered into an agreement with the Authorized Administrator Sub-delegatee by which the Authorized Administrator Sub-delegatee agrees to hold Confidential Information confidential consistent with the provisions of this Undertaking.

The undersigned also agrees that, in the event that it does not receive compensation due to it pursuant to written contractual arrangements between the undersigned and PHL with respect to the performance of the Services, the undersigned shall have no claim against or recourse whatsoever against the Company therefor. In the event, however, that the undersigned wishes, in accordance with the written terms of its written contractual arrangements with PHL, to discontinue its performance of the Services based upon PHL's alleged or actual breach, violation, default or failure to perform any of PHL's payment or other obligations to the undersigned with respect to the Services, the undersigned will give at least 30 days written notice to the Company of such proposed termination and the basis therefor.  Such notice shall be provided to the Company as follows:

Valley Forge Life Insurance Company
CNA Plaza
333 South Wabash
Chicago, IT  60685

Attn: General Counsel
Fax No.: (312) 817-0511

a:#26\MAH\VARadmnUnder_v3

The Company may, by notice to the undersigned, designate another address or Person for receipt of such notices. In the event that the Company satisfies the subject alleged or actual obligation of PHL to the undersigned, the undersigned shall continue to perform Services as the Authorized Administrator (with the Company becoming entitled to reimbursement from PHL, without prejudice to the underlying dispute between PHL and the undersigned and regardless of the merits thereof, for the payment and other costs incurred by the Company in order to assure the undersigned's continuation of its performance of the Services.)

Dated: June 21, 2002

Mynd Corporation f/k/a Financial
Administrative Services, Inc.

BY:
(Authorized Signatory)
(in non-black ink, please)

______________________________________________
(Printed Name)

______________________________________________
              (Title)

______________________________________________
        (Execution Date)

a:#26\MAH\VARadmnUnder_v3

Exhibit 1

1.           Confidentiality

The undersigned  shall refrain, and shall cause its officers, directors, employees, agents, auditors, counsel,  affiliates, Authorized  Administrator Sub-delegatees and other  representatives (collectively, "Representatives") to refrain, from directly or indirectly:

(i)
disclosing to any person or entity (other than the undersigned's Representatives) the terms and conditions of the Prime Agreement or any records, files, documents, data (including without limitation claims or loss data), or information concerning the Company or its affiliates that the undersigned prepares, maintains, uses, or receives in connection with its performance of the Services ("Confidential Information"), unless disclosure is compelled by any court or administrative agency or by other requirements of Applicable Law; or

(ii)	using such Confidential Information (including without limitation directly or indirectly competing with the Company or any affiliate thereof) except to perform the Services.

The foregoing notwithstanding, Confidential Information shall not include records, files, documents, data, or information which can be shown to have been: (u) generally available to the public other than as a result of a disclosure by the undersigned or its Representatives; (v) available to the undersigned or its Representatives on a non-confidential basis from a source other than the Company or the Company's Representatives, provided that such source is not known by the undersigned or the Representatives to be bound by a confidentiality agreement with, or other obligation of secrecy of, the Company or another party; or (w) independently developed by the undersigned and/or the undersigned's Representatives without  reference to or use of the Confidential Information. In addition, Confidential Information shall not include: (x) Mynd's, its affiliates or any third party vendors' software including, but not limited to, such software's documentation, specifications, source or object codes, and any associated changes, updates, modifications, customizations, enhancements, new releases or new versions or any other materials in connection therewith; (y) any insurance data processing techniques, concepts, methods, ideas and know-how; or (z) general skills, understanding and know-how obtained from providing the Services.

2.           Obligations with Respect to Consumer Privacy Regulation

The undersigned shall, and shall cause its Representatives to:

(i)
keep confidential the nonpublic personal information of any individual policyholder of a policy that is administered under the Prime Agreement (the "Policy") in accordance with applicable consumer privacy laws and regulations subject to any applicable exceptions contained within such consumer privacy laws and regulations; and

(ii)	use and disclose the nonpublic personal information of any individual policyholder of a Policy only to carry out the Services.

a:#26\MAH\VARadmnUnder_v3

Exhibit 2

Diagenix Corporation

Barton & Bolton Associates

Iron Mountain Data Services, Inc.

Vertex Inc

a:#26\MAH\VARadmnUnder_v3